P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
November 3, 2015		Chief Financial Officer and Treasurer
(740) 373-3155
Peoples Bancorp Inc. Announces Share Repurchase Program
MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced that its Board of Directors approved and adopted a share repurchase program authorizing Peoples to purchase, from time to time, up to an aggregate of $20 million of its outstanding common shares.
“We believe this share repurchase program is an important part of our capital allocation strategy, and demonstrates our confidence in the strength of our business and our commitment to delivering shareholder value,” said Chuck Sulerzyski, Peoples’ President and Chief Executive Officer.
Repurchases under the program may be made through open market or privately negotiated transactions at times and in such amounts as Peoples deems appropriate, subject to market conditions, regulatory requirements and other factors. The program does not obligate Peoples to repurchase any particular amount of common shares, and may be suspended or discontinued at any time without notice. Repurchases of common shares under the program will be made using Peoples’ own cash resources and any common shares repurchased are expected to be held as treasury shares. The repurchase program has no time limit. Peoples has approximately 18,407,914 common shares outstanding as of November 2, 2015.